Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Expiration of Offer to Purchase 10.75% Senior Notes

Englewood, CO - June 3, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) today announced the expiration of its offer, previously announced on May 7, 2014, to purchase up to $22,125,000 principal amount of its 10.75% Senior Secured Notes due 2018 (the “Notes”). The offer expired at 5:00 p.m. Eastern Time on Thursday, May 29, 2014.

As of the expiration of the offer, Westmoreland had received tenders for an aggregate principal amount of $1,015,000 of Notes, CUSIPs 960887AB3, U96068AC2, and 960887AD9, and accepted for purchase all of the Notes validly tendered. Westmoreland will pay in cash an amount equal to 100% of the principal amount of the Notes tendered, plus accrued and unpaid interest thereon, at 5:00 P.M. Eastern Time on June 3, 2014.

Westmoreland was required by the terms of its indenture governing the Notes to make this offer because it achieved certain financial results (as provided in the indenture) for the year ended December 31, 2013.

None of Westmoreland Coal Company or any of its affiliates, or its or their boards of directors, or the trustee for the Notes, made any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes. This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any Notes or any other securities.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements and Canadian Information

This release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause our actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as risks associated with our industry or the economy generally and other matters discussed in the “Risk Factors” section of our filings with the SEC. The forward-looking statements in this release speak only as of the date of this release. Although we may from time to time voluntarily update our prior forward looking statements, we disclaim any commitment to do so except as required by securities laws.

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Contact: Kevin Paprzycki (855) 922-6463